EXHIBIT 10.2

CONSULTING AGREEMENT

This Consulting Agreement (the “Consulting Agreement”) is made, effective the 12th day of May 2005, by and between Sybron Dental Specialties, Inc. (“SDS”), a Delaware corporation, with its principal place of business at 1717 W. Collins Ave, Orange, CA 92867 and Gregory D. Waller (“Waller “), an individual resident of the State of California.

Recitals

Waller recently relinquished his position with SDS as its Vice-President Finance, Chief Financial Officer and Treasurer.

Waller possesses a significant amount of knowledge regarding the Company’s operations as a result of his long tenure with the Company.

It is the desire of the Company to retain Waller’s services, as a consultant, for a period of one year, to provide the Company, from time to time, with such assistance as may be needed to ensure a more complete transfer of his knowledge to his successor.

Waller is willing to make himself available to provide the Company with the consulting services it desires.

Agreements

In consideration of the mutual covenants herein contained, the parties, intending to be legally bound, agree as follows:

1. Services

Waller shall, when requested by SDS, consult with SDS regarding those matters for which he was responsible while he was employed by SDS as its Vice-President Finance, Chief Financial Officer and Treasurer and such other matters regarding the operation of the business of SDS and its subsidiaries about which Waller has knowledge (the foregoing hereinafter are referred to as the “Services”).

Waller shall not be required to expend more than fifteen (15) hours in any month in providing the Services.

2. Payment

SDS shall pay Waller twelve thousand five hundred dollars ($12,500) per month during the term of this Consulting Agreement. The payments shall be made on or about the first day of each calendar month during the term of this Consulting Agreement.

3. Expense Reimbursement

SDS shall reimburse Waller, upon the submission of properly-documented expense account reports, for all reasonable travel, entertainment and other business-related expenses incurred by Waller in the course of providing the Services.

4. Professional Services

Waller shall perform the Services with the care, skill, and diligence, in accordance with the applicable professional standards currently recognized by his profession. Waller shall comply with all applicable federal, state, and local laws, ordinances, codes, and regulations in performing the Services.

6. Term and Termination

This Consulting Agreement shall become effective as the effective date stated above and shall expire one year after the effective date, unless earlier terminated in accordance with the following paragraph.

Company may terminate this Consulting Agreement by sending notice of termination in writing to Waller in the event that Waller commits any breach of or default in any of the terms or conditions of this Consulting Agreement, and fails to remedy such default or breach within thirty (30) days after receipt of written notice thereof from SDS; the termination shall be effective as of the date of the receipt by Waller of the notice.

No termination of this Consulting Agreement, however effectuated, shall release the parties from any rights and obligations accrued prior to the effective date of termination of this Consulting Agreement.

7. Independent Contractor

Nothing contained in this Consulting Agreement shall cause Waller to be considered an employee, agent, legal representative, partner or joint representative of SDS. Waller shall be considered, for all purposes, an independent contractor, and will not, directly or indirectly, act as an agent, servant or employee of SDS, and does not have any authority to bind the SDS in any respect.

8. Confidential Information

Waller agrees not to use or disclose to anyone, other than employees of SDS and its subsidiaries, during the term of this Consulting Agreement and thereafter, any Confidential Information (as hereinafter defined). For purposes of this Consulting Agreement, “Confidential Information” is (i) information contained in any materials delivered to Waller pursuant to this Consulting Agreement; and (ii) information which relates to SDS’s business affairs or that of any of its affiliates.

9. Amendment

This Consulting Agreement may be modified, amended or supplemented only by a writing signed by an authorized executive officer of SDS and Waller.

10. Assignment and Successors

Waller shall not assign this Consulting Agreement whether by operation of law or otherwise in part or in full. This Consulting Agreement shall be binding among the parties hereto and their successors and assigns.

11. Entire Agreement

This Consulting Agreement constitutes the entire agreement between SDS and Waller with respect to the consulting arrangement (it does not amend, replace or affect the operation of the Full and Complete Release of Liability between the parties dated May 13, 2005 or the Termination Agreement between the parties dated November 16, 2004 and amended on December 27, 2004 and March 31, 2005) and no representation or statement not contained in this Consulting Agreement shall be binding upon Waller or SDS.

IN WITNESS WHEREOF, and intending to be legally bound, the parties have executed this Consulting Agreement below.

SYBRON DENTAL SPECIALTIES, INC.

By:	/s/ Stephen J. Tomassi	/s/ Gregory D. Waller
Title:	Vice President, General Counsel & Secretary	Gregory D. Waller

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